EX-99.1 Press Release Dated July 15, 2002
Financial Highlights
Consolidated Income Statements
Consolidated Balance Sheets
EX-99.1 Press Release Dated July 15, 2002

EX-99.1 Press Release Dated July 15, 2002
Financial Highlights
Consolidated Income Statements
Consolidated Balance Sheets
EX-99.1 Press Release Dated July 15, 2002

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media Contact:	James E. Mahoney
617-434-9552
	Investor Contact:	John A. Kahwaty
617-434-3650

FLEETBOSTON’S SECOND QUARTER RESULTS REFLECT STRATEGIC
ACTIONS ANNOUNCED IN APRIL

     BOSTON, MA, July 15, 2002 – FleetBoston Financial today reported a second quarter loss of $386 million, or $.37 per share, including special charges of $1.0 billion (after-tax). Excluding the charges, Fleet reported net income for the quarter of $635 million, or $.60 per share.

     “This was a difficult quarter financially as we transition the company to the strategy we announced in April. The continuing businesses identified in April had solid quarters,” said Chad Gifford, President and Chief Executive Officer of Fleet. “The steps we have taken this quarter to reduce risk and volatility have been aggressive. In a short period of time we have exited two businesses and substantially downsized others. The charges we have taken this quarter are painful but a necessary step in implementing our strategic transition,” Gifford added.

     Most of Fleet’s continuing businesses reported solid quarters. Personal Financial Services earned $265 million, compared to $251 million in the first quarter of 2002. Products per household have increased to 3.6 from 2.8 and core deposits were up nearly 10% in the past year. Customer favorability scores have improved by 30% since the end of 2000 and employee turnover has moderated significantly. Wholesale Banking, despite actions to downsize its loan portfolio, had a strong quarter in our northeast commercial banking franchise allowing us to aggressively charge off a number of telecommunication and other well publicized credits. Commercial loan outstandings are down by 15% in the past year as part of Fleet’s strategy to reduce risk. Cross-sell revenue in the wholesale bank grew an annualized 15% from the first quarter.

     “Our reserves and capital remain strong, enabling us to take aggressive steps to implement our strategy of reducing risk and volatility, while building our core businesses,” said Eugene M. McQuade, Vice Chairman and Chief Financial Officer of Fleet. “The charges we took reflect our strong desire to tackle the problems we face so we can quickly move forward in implementing our new strategy,” McQuade added.

     Included in the special charges are the following items:

•	A charge of $675 million ($449 million after-tax) to recognize continued deterioration in the Argentine economy. In addition to the Argentine special charge, the Corporation incurred $251 million ($143 million after-tax) of translation losses, which are recorded directly to stockholders’ equity, due to further weakening of the peso. This brings the total Argentine charges set aside for the quarter to $925 million. As a result of these actions, the Corporation has now taken cumulative charges of approximately $2.3 billion since the beginning of the Argentine crisis. During the second quarter, on a discretionary basis the Corporation placed all sovereign-related assets and a significant portion of private sector loans on nonaccrual status, bringing total nonperforming assets in Argentina to $2.0 billion.

•	The provision for credit losses in the quarter, excluding Argentina, was $950 million. The chargeoff increase of $584 million ($387 million after-tax) over the first quarter primarily reflects the Corporation’s desire to acknowledge the current poor environment for telecommunications and large corporate credits.

•	A charge of $388 million ($278 million after-tax) related to the Corporation’s exit from Robertson Stephens, Asia and its student loan processing business, AFSA. Fleet previously announced its intention to wind down Robertson Stephens, its investment banking subsidiary, by the end of the month and the sale of AFSA in June.

•	Offsetting these charges were securities gains of approximately $140 million ($93 million after-tax) which included $62 million of losses to reposition our assets in Brazil.

     McQuade also commented on the Corporation’s financial strength. “After these actions, Fleet’s Tier 1 and Total Capital ratios were approximately 8.1% and 11.8%, respectively, and our reserve for loan losses stood at 3.3% of total loans. The Corporation expects the remainder of the year to be solidly profitable.”

     Excluding the above charges, net income for the second quarter was $635 million or $.60 per share which was negatively impacted by the poor operating environment in Argentina and by Principal Investing where the Corporation took approximately $70 million in additional writedowns. Net income for the second quarter of last year was $724 million or $.67 per share, excluding net charges in that period.

     Nonperforming assets, excluding Argentina, were $1.9 billion at June 30, 2002, flat with March 31, 2002. Total assets at June 30, 2002 were $191 billion, compared with $202 billion at June 30, 2001. The decrease from a year ago is primarily due to our previously announced strategy to lower domestic commercial loans and a decline in Argentine assets as a result of currency devaluations. Stockholders’ equity amounted to $17 billion at June 30, 2002, with a common equity to assets ratio of 8.7%.

     A detailed financial package containing supplemental information on the second quarter financial results can be found by accessing the Corporation’s web site www.fleet.com. Eugene M. McQuade, Vice Chairman and Chief Financial Officer, will hold a conference call, which will be broadcast live on the Corporation’s web site, at 8:15 AM today to discuss second quarter results. The call in number is 888-790-3562 (international: 712-271-1110) and the passcode is Fleet. A taped playback will be available from July 15 until July 17 at 6:00 PM and can be accessed by calling 800-386-9834 (international: 402-220-9820).

     FleetBoston Financial is the seventh-largest financial holding company in the United States. A diversified financial services company with assets of $191 billion, Fleet offers a comprehensive array of innovative financial solutions to 20 million customers in more than 20 countries and territories. Among the company’s key lines of business are: consumer banking, with approximately 1,500 branches and 3,700 ATMs in the Northeast; wholesale banking, including regional and national commercial banking and related services; investment services, including nationwide brokerage; and full-service banking through more than 250 offices in Latin America. FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange (BSE: FBF).

*************

This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally; (2) continued economic, political and social instability in Argentina, including the potential impact of those conditions on the economies of other countries in which the Corporation is doing business, in particular Brazil; (3) the economic effects of the September 11, 2001 terrorist attacks against the United States and related events, including the potential expansion of hostilities; (4) further deterioration in credit quality, including the resultant effect on the level of the Corporation’s provision for credit losses, nonperforming assets, net chargeoffs and reserve for credit losses; (5) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (6) continued weakness in the global capital markets and the impact of such weakness on the Corporation’s Principal Investing and other capital markets businesses; (7) changes in competitive product and pricing pressures among financial institutions within the Corporation’s markets; (8) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, insurance and other aspects of the financial services industry; (9) changes in accounting rules, policies, practices and procedures; and (10) technological changes, including the impact of the Internet on the Corporation’s businesses.

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FleetBoston Financial
Financial Highlights

Three Months Ended			Six Months Ended
June 30,	June 30,		June 30,	June 30,
2002	2001		2002	2001

		For the Period ($ in millions)

$(386)	$531	Net Income (Loss)	$349	$672

(106)	521	Continuing Operations (1)	630	674

(280)	10	Discontinued Operations (2)	(281)	(2)

2,660	3,038	Revenue	5,804	6,239

1,597	1,873	Total Expense	3,163	4,452

1,250	313	Provision for Credit Losses	1,658	627

		Per Common Share

$(.37)	$.48	Earnings (loss) per share — Net Income	$.32	$.60

(.11)	.47	Continuing Operations (1)	.59	.60

(.26)	.01	Discontinued Operations (2)	(.27)	—

.35	.33	Cash dividends declared	.70	.66

15.79	17.47	Book value (period-end)	15.79	17.47

		At Period-End ($ in billions)

$191.0	$202.1	Assets	$191.0	$202.1

116.2	127.8	Loans	116.2	127.8

121.1	123.3	Deposits	121.1	123.3

16.8	19.3	Total stockholders’ equity	16.8	19.3

		Ratios

nm %	1.02%	Return on average assets — Continuing Operations	.67%	.66%

nm	10.84	Return on common equity — Continuing Operations	7.14	6.96

4.12	4.29	Net interest margin	4.15	4.27

8.8	9.5	Total equity/assets (period-end)	8.8	9.5

6.4	7.4	Tangible common equity/assets	6.4	7.4

8.1	8.5	Tier 1 risk-based capital ratio	8.1	8.5

11.8	12.3	Total risk-based capital ratio	11.8	12.3

		Asset Quality ($ in millions)

$3,891	$1,394	Nonperforming assets	$3,891	$1,394

1,866	1,191	Non-Argentine	1,866	1,191

2,025	203	Argentine	2,025	203

3,867	2,746	Reserve for credit losses	3,867	2,746

3.33%	1.09%	Nonperforming assets as a % of related assets	3.33%	1.09%

1.65	.98	Non-Argentina	1.65	.98

57.73	3.02	Argentina	57.73	3.02

3.33	2.15	Reserve for credit losses to period-end loans	3.33	2.15

113	202	Reserve for credit losses to nonperforming loans	113	202

3.29	.99	Net charge-offs/average loans	2.25	.91

(1)	Continuing operations include $635 million of operating earnings from continuing businesses offset by $741 million of special charges that relate to those businesses.

(2)	Discontinued operations includes the operating losses as well as special charges of $278 million for the businesses being exited (Robertson Stephens, AFSA, Asia).

FleetBoston Financial
Consolidated Income Statements
($ in millions)

Three Months Ended			Six Months Ended
June 30,	June 30,		June 30,	June 30,
2002	2001		2002	2001

$1,656	$1,889	Net interest income (FTE)	$3,388	$3,792

		Noninterest income:

405	330	Investment services revenue	810	673

383	399	Banking fees and commissions	766	782

(126)	(172)	Capital markets revenue	150	(187)

155	162	Credit card revenue	327	327

187	430	Other	363	852

1,004	1,149	Noninterest income	2,416	2,447

2,660	3,038	Total revenue	5,804	6,239

		Noninterest expense:

836	897	Employee compensation and benefits	1,645	1,821

126	135	Occupancy	257	274

121	125	Equipment	244	252

22	94	Intangible asset amortization	44	190

9	194	Merger and restructuring costs and loss on sale of business	14	1,003

483	428	Other	959	912

1,597	1,873	Total expense	3,163	4,452

1,063	1,165	Income from continuing operations before provision and income taxes	2,641	1,787

1,250	313	Provision for credit losses	1,658	627

(81)	331	Income taxes and tax-equivalent adjustment from continuing operations	353	486

$(106)	$521	Net Income (loss) from continuing operations	$630	$674

(280)	10	Income (loss) from discontinued operations, (net of tax)	(281)	(2)

$(386)	$531	Net income (loss)	$349	$672

$(.11)	$.47	Diluted earnings (loss) per share — continuing operations	$.59	$.60

(.37)	.48	Diluted earnings (loss) per share	.32	.60

FleetBoston Financial
Consolidated Balance Sheets
($ in millions)

	June 30,	June 30,
	2002	2001

ASSETS:

Cash and equivalents	$14,173	$19,051

Securities	29,828	24,554

Trading assets	3,857	2,997

Loans and leases	116,201	127,845

Reserve for credit losses	(3,867)	(2,746)

Due from brokers/dealers	4,163	4,699

Other assets	26,685	25,734

Total assets	$191,040	$202,134

LIABILITIES:

Domestic core deposits	$89,409	$77,742

Domestic time deposits	20,152	25,626

International	11,553	19,975

Total deposits	121,114	123,343

Short-term borrowings	11,724	14,523

Due to brokers/dealers	4,067	4,475

Long-term debt	22,654	27,816

Other liabilities	14,665	12,701

Total liabilities	174,224	182,858

STOCKHOLDERS’ EQUITY:

Preferred stock	271	328

Common stock	16,545	18,948

Total stockholders’ equity	16,816	19,276

Total liabilities and stockholders’ equity	$191,040	$202,134